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                                                                    EXHIBIT 8.01




                          [LETTERHEAD OF ROPES & GRAY]



December 18, 2001



Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824


    Re:  Joint Proxy Statement of Brooks Automation Inc. and PRI
         Automation, Inc. -- Prospectus of Brooks Automation, Inc.


Ladies and Gentlemen:

      We have acted as special tax counsel to Brooks Automation, Inc. ("Brooks") in connection with the Registration Statement on Form S-4 to which this opinion appears as an exhibit (the "Registration Statement"), which includes the Joint Proxy Statement of Brooks and PRI Automation, Inc. ("PRI") and the Prospectus of Brooks (the "Proxy Statement/Prospectus"). Capitalized terms used but not defined herein have the meanings ascribed to them in the Amended and Restated Agreement and Plan of Merger among Brooks, PRI, and Pontiac Acquisition Corp., a wholly owned subsidiary of Brooks, dated as of December 18, 2001 (the "Merger Agreement").

      We have examined the Merger Agreement, pursuant to which it is contemplated that Pontiac Acquisition Corp. will merge with and into PRI (the "Merger"), and immediately following that merger, PRI will merge with and into Brooks (the "Subsequent Merger," and together with the Merger, the "Mergers"), and the Proxy Statement/Prospectus. We have assumed for purposes of the opinion set forth below that the Mergers will be effected in accordance with the Merger Agreement (and the Exhibits thereto), the Massachusetts Business Corporation Law and the Delaware General Corporation Law, and as described in the Proxy Statement/Prospectus. We have also assumed that the representation letters, dated as of the date hereof, that PRI and Brooks have provided to us and to Foley, Hoag & Eliot LLP, counsel to PRI (copies of which are attached hereto) are true and accurate as of the date hereof and will remain true and accurate as of the Effective Time. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates or other instruments, and have made such other inquiries, as in our judgment are necessary or appropriate
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to enable us to render the opinion set forth below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

      Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new administrative or judicial interpretations of the law or regulations, the opinions expressed herein may become inapplicable.

      Subject to the foregoing and to the qualifications and limitations set forth herein, we are of the opinion that for United States federal income tax purposes, the Mergers will be treated as a reorganization within the meaning of
Section 368(a) of the Code.

      This opinion is intended solely for the purpose of inclusion as an exhibit to the Registration Statement. It may not be relied upon to satisfy the conditions set forth in Section 9.1(h) of the Merger Agreement that tax opinions be rendered within three business days prior to the mailing of the Proxy Statement/Prospectus and on the Closing Date, or for any other purpose, and may not be made available to any person or entity without our prior written consent. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the use of our name in the section of the Proxy Statement/Prospectus entitled "Material Federal Income Tax Considerations."

                                       Very truly yours,

                                       /s/ Ropes & Gray

                                       Ropes & Gray